Exhibit 99.1

May 26, 2017

IRSA Propiedades Comerciales S.A.

Moreno 877, 22nd Floor

(C10191AAQ)

Buenos Aires, Argentina

CONSENT OF INDEPENDENT APPRAISER

Newmark Grubb Knight Frank (“NGKF”) hereby consents to the reference to NGFK’s name, valuation methodologies, assumptions and value conclusions for accounting purposes, with respect to its appraisal reports addressed and previously delivered to the board of directors of IRSA Propiedads Comerciales S.A. (the “Company”), in the Company’s Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission. NGKF also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

NEWMARK GRUBB KNIGHT
FRANK

/s/ Domingo Speranza

Name: Domingo Speranza
Title: CEO — Executive Director